Exhibit 99.1

Investor Contact: Scott W. Dudley Jr. 314-342-0878 Scott.Dudley@SpireEnergy.com Media Contact: Jessica B. Willingham 314-342-3300 Jessica.Willingham@SpireEnergy.com

For Immediate Release

Spire Reports FY23 First Quarter Results

ST. LOUIS (February 1, 2023) - Spire Inc. (NYSE: SR) today reported results for its fiscal 2023 first quarter ended December 31. Highlights include:

•	Net income of $91.0 million ($1.66 per diluted share) compared to net income of $55.7 million, or $1.01 per share in the prior year
•	Net economic earnings* of $85.1 million, or $1.55 per share, up from $62.6 million, or $1.14 per share a year ago, due to strong Gas Marketing results
•	Fiscal 2023 net economic earnings guidance raised $0.10 to $4.15–$4.35 per share

“The core focus for our utilities is ensuring safe and reliable service to the homes and business that rely on Spire, especially during the winter,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We understand the significant impact that higher natural gas prices are having on our customer bills and that’s why we are committed to managing our operating expenses and minimizing commodity costs while enhancing financial assistance programs for our customers most impacted during these challenging financial times. When looking at our consolidated earnings, we posted strong first quarter earnings as our gas marketing business was able to capitalize on very favorable market conditions.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Common Share)
	2022	2021	2022	2021
Net Economic Earnings (Loss)* by Segment
Gas Utility	$62.9	$67.2
Gas Marketing	25.7	0.5
Midstream	3.8	2.5
Other	(7.3)	(7.6)
Total	$85.1	$62.6	$1.55	$1.14
Fair value and timing adjustments, pre-tax	7.8	(3.7)	0.15	(0.07)
Income tax adjustments	(1.9)	(3.2)	(0.04)	(0.06)
Net Income	$91.0	$55.7	$1.66	$1.01
Weighted Average Diluted Shares Outstanding	52.6	51.7

*Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For the quarter ended December 31, 2022, we reported consolidated net income of $91.0 million ($1.66 per diluted share), compared to prior year net income of $55.7 million ($1.01 per share). Net economic earnings (NEE) were $85.1 million ($1.55 per share), up from $62.6 million ($1.14 per share) last year, as Gas Marketing delivered strong results that were partially offset by lower earnings from our Gas Utility operations.

Gas Utility

The Gas Utility segment includes the regulated distribution operations of our five gas utilities across Alabama, Mississippi and Missouri. For the first quarter of fiscal 2023, Gas Utility reported NEE of $62.9 million, down $4.3 million from last year as higher contribution margins were more than offset by the timing of regulatory recovery and higher costs.

Contribution margin increased $29.4 million from the prior year, with higher rates in Spire Missouri, effective a year ago, adding $18.4 million and new rates in Spire Alabama contributing $1.4 million. In addition, utility margin benefitted by $6.6 million due to higher usage in Missouri, as weather was closer to normal and last year featured a warm start to the winter.

Operation and maintenance (O&M) expenses of $119.9 million were $12.6 million higher (or $14.6 million higher after consideration of a $2.0 million benefit from non-service costs which is offset in other income) than a year ago. The higher costs include approximately $6 million in Spire Missouri of general overhead costs that were expensed in the current year, pursuant to the 2022 Missouri rate order, compared to being deferred in the prior year. The Gas Utilities also saw higher non-employee operations expense and increases in bad debt expense.

Depreciation and amortization expense increased by $5.1 million from last year, and property taxes increased by $4.0 million, both mainly due to recent capital investment.

Gas Marketing

The Gas Marketing segment includes the results of Spire Marketing, which provides natural gas marketing services throughout the United States. NEE, which excludes mark-to-market and other fair value adjustments, was $25.7 million, compared to $0.5 million in the prior year. The significant increase in year-over-year performance was driven by market conditions that created opportunities to optimize storage and transportation positions.

Midstream

NEE for midstream operations, which include Spire STL Pipeline and Spire Storage, totaled $3.8 million this quarter, as Storage was able to optimize operational and withdrawal commitments. Our storage expansion remains on track, and the project had no earnings impact in the quarter.

Other

Corporate costs, primarily interest expense on corporate borrowings, on a NEE basis totaled $7.3 million this quarter, compared to $7.6 million a year ago.

Regulatory Update

Missouri

As previously reported, Spire Missouri was granted a $78 million revenue increase by the Missouri Public Service Commission (MoPSC) including $19 million of Infrastructure System Replacement Surcharge (ISRS) revenues being collected that are now reflected in base rates. New rates went into effect on December 26, 2022.

As part of the rate order, Spire Missouri was allowed to expand eligibility and increase funding for various customer assistance programs and to provide greater support for more customers in need.

On December 27, 2022, Spire Missouri filed with the MoPSC a request for $8.8 million in ISRS revenues, reflecting infrastructure upgrade investments made October 2022 – February 2023. A recommendation from the staff of the MoPSC is due by March 27, 2023.

Alabama

In October 2022, Spire Alabama and Spire Gulf submitted their annual rate filings with the Alabama Public Service Commission (APSC), presenting the utilities’ budgets for the 2023 fiscal year. The APSC approved new rates for Spire Alabama and Spire Gulf effective January 1, 2023.

Gas Cost Recovery

Spire’s utilities purchase the natural gas to be delivered to its customers and typically defers the recovery of this expense thereby lessening the immediate impact on customer bills. Spire Missouri filed Purchase Gas Adjustment changes to its tariff which were approved and became effective November 29, 2022 and January 19, 2023. Similarly, Spire Alabama received adjustments to its Gas Supply Adjustment rider on December 1, 2022 and January 1, 2023. As a result, we anticipate these deferred gas balances to be recovered over the next 12-18 months.

Spire STL Pipeline

Spire STL Pipeline was issued a new permanent operating certificate in December 2022 by the Federal Energy Regulatory Commission (FERC), following completion of a court-ordered remand. As part of the remand, FERC issued a positive Environmental Impact Statement on Spire STL Pipeline in October 2022.

Balance Sheets and Cash Flow

For the first quarter of fiscal 2023, we maintained a balanced capital structure and ample liquidity. Short-term borrowings outstanding at December 31, 2022, were $1,227.0 million, up from $1,037.5 million at the end of fiscal 2022 and $846.0 million a year ago, reflecting higher seasonal borrowing levels and deferred gas cost balances. On January 5, 2023, Spire Missouri entered into a short-term loan agreement providing $250 million to support funding of gas costs. We have sufficient liquidity to meet our cash needs.

Net cash used in operating activities was $170.8 million for the three months ended December 31, 2022, down from $229.9 million for the comparable period a year ago. The decrease reflects higher net income from Spire Marketing in the current year, combined with higher recovery of deferred gas costs.

Capital expenditures for the first quarter of fiscal 2023 were $154.8 million, compared to $145.7 million last year.

For additional details on Spire’s results for the first quarter of fiscal 2023, please see the accompanying unaudited Condensed Consolidated Statements of Income, Balance Sheets, and Statements of Cash Flows.

Guidance and Outlook

We remain confident in our long-term ability to grow NEE per share 5–7% given our growth strategy and planned capital investment in infrastructure upgrades, innovation and new business. The base year for this growth is the midpoint of our original fiscal 2023 earnings guidance.

Reflecting the outperformance of Spire Marketing in the first quarter, we are raising our fiscal 2023 NEE per share guidance by $0.10 to $4.15–$4.35.

Our targeted capital investment for the 10-year period through fiscal 2032 remains $7 billion, and this level of investments is anticipated to drive 7–8% rate base growth for our utilities. Expected capital expenditures for fiscal 2023 remain $700 million.

Dividends

The Spire board of directors has declared a quarterly common stock dividend of $0.72 per share, payable April 4, 2023, to shareholders of record on March 10, 2023. We have continuously paid a cash common stock dividend since 1946, with 2023 marking the 20th consecutive year of increasing dividends on an annualized basis.

The board also declared the regular quarterly dividend of $0.36875 per depositary share on Spire’s 5.90% Series A Cumulative Redeemable Preferred Stock payable May 15, 2023, to holders of record on April 25, 2023.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2023 first quarter financial results. To access the call, please dial the applicable number approximately 5-10 minutes in advance.

Date and Time:	Wednesday, February 1
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & presentations. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on February 1 until March 1, 2023, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 9462673.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing, Spire STL Pipeline and Spire Storage. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) filing with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2022	2021
Operating Revenues	$814.0	$555.4
Operating Expenses:
Natural gas	419.2	249.2
Operation and maintenance	132.1	116.4
Depreciation and amortization	62.1	56.9
Taxes, other than income taxes	50.4	37.6
Total Operating Expenses	663.8	460.1
Operating Income	150.2	95.3
Interest Expense, Net	43.6	28.6
Other Income, Net	6.0	7.4
Income Before Income Taxes	112.6	74.1
Income Tax Expense	21.6	18.4
Net Income	91.0	55.7
Provision for preferred dividends	3.7	3.7
Income allocated to participating securities	0.1	0.1
Net Income Available to Common Shareholders	$87.2	$51.9

Weighted Average Number of Shares Outstanding:
Basic	52.4	51.6
Diluted	52.6	51.7

Basic Earnings Per Common Share	$1.66	$1.01
Diluted Earnings Per Common Share	$1.66	$1.01
Dividends Declared Per Common Share	$0.72	$0.685

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2022	2022	2021
ASSETS
Utility Plant	$7,769.4	$7,664.9	$7,329.2
Less: Accumulated depreciation and amortization	2,326.5	2,294.5	2,204.4
Net Utility Plant	5,442.9	5,370.4	5,124.8
Non-utility Property	508.9	491.4	474.2
Other Investments	93.5	87.8	90.4
Total Other Property and Investments	602.4	579.2	564.6
Current Assets:
Cash and cash equivalents	4.8	6.5	8.2
Accounts receivable, net	779.6	622.7	749.0
Inventories	372.7	422.3	325.6
Other	472.6	540.5	352.5
Total Current Assets	1,629.7	1,592.0	1,435.3
Deferred Charges and Other Assets	2,652.7	2,542.1	2,525.8
Total Assets	$10,327.7	$10,083.7	$9,650.5

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,624.3	1,623.8	1,568.6
Retained earnings	953.0	905.5	859.5
Accumulated other comprehensive income	44.8	47.2	(0.3)
Total Shareholders' Equity	2,864.1	2,818.5	2,669.8
Temporary equity	16.2	13.1	9.8
Long-term debt (less current portion)	3,156.3	2,958.5	3,206.8
Total Capitalization	6,036.6	5,790.1	5,886.4
Current Liabilities:
Current portion of long-term debt	256.6	281.2	31.2
Notes payable	1,227.0	1,037.5	846.0
Accounts payable	506.8	617.4	427.5
Accrued liabilities and other	414.3	417.5	416.0
Total Current Liabilities	2,404.7	2,353.6	1,720.7
Deferred Credits and Other Liabilities:
Deferred income taxes	699.4	675.1	615.6
Pension and postretirement benefit costs	159.3	163.0	222.5
Asset retirement obligations	526.2	520.9	524.8
Regulatory liabilities	344.9	418.2	531.8
Other	156.6	162.8	148.7
Total Deferred Credits and Other Liabilities	1,886.4	1,940.0	2,043.4
Total Capitalization and Liabilities	$10,327.7	$10,083.7	$9,650.5

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2022	2021
Operating Activities:
Net Income	$91.0	$55.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	62.1	56.9
Deferred income taxes and investment tax credits	21.6	18.4
Changes in assets and liabilities	(348.9)	(361.6)
Other	3.4	0.7
Net cash used in operating activities	(170.8)	(229.9)

Investing Activities:
Capital expenditures	(154.8)	(145.7)
Other	3.1	2.6
Net cash used in investing activities	(151.7)	(143.1)

Financing Activities:
Issuance of long-term debt	205.0	300.0
Repayment of long-term debt	(31.2)	(55.8)
Issuance of short-term debt, net	189.5	174.0
Issuance of common stock	0.4	0.4
Dividends paid on common stock	(36.3)	(34.6)
Dividends paid on preferred stock	(3.7)	(3.7)
Other	(2.7)	(3.4)
Net cash provided by financing activities	321.0	376.9

Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(1.5)	3.9
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	20.5	11.3
Cash, Cash Equivalents, and Restricted Cash at End of Period	$19.0	$15.2

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended December 31, 2022
Net Income (Loss) [GAAP]	$62.9	$31.6	$3.8	$(7.3)	$91.0	$1.66
Adjustments, pre-tax:
Fair value and timing adjustments	—	(7.8)	—	—	(7.8)	(0.15)
Income tax adjustments (1)	—	1.9	—	—	1.9	0.04
Net Economic Earnings (Loss) [Non-GAAP]	$62.9	$25.7	$3.8	$(7.3)	$85.1	$1.55

Three Months Ended December 31, 2021
Net Income (Loss) [GAAP]	$63.1	$(2.3)	$2.5	$(7.6)	$55.7	$1.01
Adjustments, pre-tax:
Fair value and timing adjustments	—	3.7	—	—	3.7	0.07
Income tax adjustments (1)	4.1	(0.9)	—	—	3.2	0.06
Net Economic Earnings (Loss) [Non-GAAP]	$67.2	$0.5	$2.5	$(7.6)	$62.6	$1.14

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items, and for the three months ended December 31, 2021, include a Spire Missouri regulatory adjustment.

(2) Net economic earnings per share is calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Eliminations	Consolidated
Three Months Ended December 31, 2022
Operating Income (Loss) [GAAP]	$101.9	$41.4	$7.1	$(0.2)	$—	$150.2
Operation and maintenance expenses	119.9	6.3	5.8	4.0	(3.9)	132.1
Depreciation and amortization	59.7	0.3	1.9	0.2	—	62.1
Taxes, other than income taxes	49.9	0.1	0.4	—	—	50.4
Less: Gross receipts tax expense	(30.4)	—	—	—	—	(30.4)
Contribution Margin [Non-GAAP]	301.0	48.1	15.2	4.0	(3.9)	364.4
Natural gas costs	401.6	26.0	—	—	(8.4)	419.2
Gross receipts tax expense	30.4	—	—	—	—	30.4
Operating Revenues	$733.0	$74.1	$15.2	$4.0	$(12.3)	$814.0

Three Months Ended December 31, 2021
Operating Income (Loss) [GAAP]	$94.4	$(3.1)	$4.6	$(0.6)	$—	$95.3
Operation and maintenance expenses	107.3	2.7	5.8	4.2	(3.6)	116.4
Depreciation and amortization	54.6	0.3	1.9	0.1	—	56.9
Taxes, other than income taxes	37.0	—	0.6	—	—	37.6
Less: Gross receipts tax expense	(21.7)	(0.2)	—	—	—	(21.9)
Contribution Margin [Non-GAAP]	271.6	(0.3)	12.9	3.7	(3.6)	284.3
Natural gas costs	210.2	48.0	—	—	(9.0)	249.2
Gross receipts tax expense	21.7	0.2	—	—	—	21.9
Operating Revenues	$503.5	$47.9	$12.9	$3.7	$(12.6)	$555.4